Exhibit 11
                              THERMO FIBERGEN INC.

                          Computation of Loss per Share


                            Three Months Ended           Nine Months Ended
                        --------------------------- ---------------------------
                        September 28, September 30, September 28, September 30,
                                 1996          1995          1996          1995
 ------------------------------------------------------------------------------
 Computation of Primary
   Loss per Share:

 Net Loss (a)            $  (380,000)   $  (123,000)  $  (661,000)  $  (399,000)
                         -----------    -----------   -----------   -----------
 Shares:
   Weighted average
     shares outstanding   10,569,945     10,000,000    10,189,982    10,000,000

   Add: Shares issuable
        from assumed
        exercise of
        options (as
        determined by
        the application
        of the treasury
        stock method)              -         72,902        48,601        72,902
                         -----------    -----------   -----------   -----------
   Weighted average
     shares outstanding,
     as adjusted (b)      10,569,945     10,072,902    10,238,583    10,072,902
                         -----------    -----------   -----------   -----------
 Primary Loss per
   Share (a) / (b)       $      (.04)   $      (.01)  $      (.06)  $      (.04)
                         ===========    ===========   ===========   ===========